EXHIBIT 99

DATE:	April 26, 2004

SUBJECT:	Baldor Electric Company reports
Management Announcement,
Annual Shareholders’ Meeting Highlights,
and 2nd Quarter 2004 Dividend

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor made the following announcements.

Management Announcement … At the Board of Directors’ meeting following the Annual Shareholders’ Meeting on April 24, 2004, R. S. Boreham, Jr. announced his intention to retire as Chairman of the Board effective the end of 2004. He will continue to serve as a director as elected. Mr. Boreham, age 79, has served as Chairman of the Board since 1981 and as a director and officer of the Company since 1961.

Annual Shareholders’ Meeting Highlights … The Company’s Annual Shareholders’ Meeting was held on April 24, 2004, in Fort Smith and attended by more than 300 shareholders and guests. Following are the highlights of the meeting.

•	Company directors R. S. Boreham, Jr., R. L. Qualls, and Barry K. Rogstad were re-elected, each to serve a three-year term to expire in 2007.

•	At the meeting, presentations were made by R. S. Boreham, Jr., Chairman, John A. McFarland, President and CEO, and Ronald E. Tucker, CFO and Secretary. The presentations can be viewed on the Company’s website and a printed copy will be available soon.

Cash Dividend … Also at the meeting of the Board of Directors, the Board declared a regular quarterly cash dividend of $0.14 per share on the Company’s common stock. The cash dividend is payable on June 30, 2004, to shareholders of record on June 9, 2004.

Next Reports … Baldor will participate in The Wall Street Analyst Forum in New York City on Monday, May 10, 2004, at 10:20 a.m. (eastern time). The presentation will be webcast and can be accessed through Baldor’s website at www.baldor.com.

For more information contact:			R. S. Boreham, Jr.	Chairman
Baldor Electric Company	Phone:	479-646-4711	John A. McFarland	President & CEO
P O Box 2400	Fax:	479-648-5752	Ronald E. Tucker	CFO & Secretary
Fort Smith, Arkansas 72902	Website:	www.baldor.com	Tracy L. Long	Treasurer & Assistant Secretary